Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Carrols Restaurant Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value	Rule 457(c) and Rule 457(h)	4,500,000	$4.78	$21,510,000 (2)	0.0001102	$2,370.40
Total Offering Amounts					$21,510,000		$2,370.40
Total Fees Previously Paid					—		—
Total Fee Offsets					—		—
Net Fees Due							$2,370.40

(1)    This Registration Statement covers 4,500,000 additional shares of common stock, par value $0.01 per share, of Carrols Restaurant Group, Inc. (the “Company”) for offer or sale under the Company’s 2016 Stock Incentive Plan, as amended and restated (the “Plan”). This Registration Statement also covers an indeterminate number of shares of the Company's common stock that may be issuable by reason of stock splits, stock dividends, or other adjustment provisions of the Plan in accordance with Rule 416 under the Securities Act of 1933, as amended.

(2)    Estimated solely for the purpose of calculating the registration fee computed pursuant to Rule 457(c) and (h), upon the basis of the average of the high and low prices of the common stock as quoted on The NASDAQ Global Market on June 20, 2023.